EXHIBIT 23.2
Consent of Keiter, Stephens, Hurst, Gary & Shreaves, P.C.
Independent Accountants
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 3, 2008, relating to the combined statement of revenue and certain operating expenses of the properties known as The Belvedere and River Forest (the “Properties”) for the year ended December 31, 2007 (which report expresses an unqualified opinion and contains an explanatory paragraph clarifying that the combined statement of revenue and certain operating expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Properties’ revenues and expenses) appearing in the current report on Form 8-K/A of Associated Estates Realty Corporation dated July 3, 2008. We also consent to the reference to our firm under the caption “Experts” in the prospectus.
     /s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.
Glen Allen, Virginia
November 25, 2008

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